EXHIBIT 99.1

Amendment to Bylaws

RESOLVED that the fourth paragraph of Section 3.9 of the Corporation’s Bylaws (the “fourth paragraph”) shall be paragraph begins with the words “Special meetings of the Board”, shall be amended to read in its entirety as follows:

“Special meetings of the Board may be called by the President, or by the Secretary on the written request of any two or more directors, on at least two (2) days’ notice to each director and shall be held at such place(s), as may be determined by the directors, or as shall be stated in the notice of the meeting. Any such notice for a special meeting of the Board may be made by email, facsimile, or personal delivery or overnight courier, provided that the notice shall be deemed to have been given at the time of receipt by the director on the director’s email account, facsimile machine, or home or business address.”

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